Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

  This Amendment (“Amendment”) is made among Zynex Medical, Inc., a Colorado corporation and Zynex, Inc., a Nevada corporation (collectively, “Employer”), and Thomas Sandgaard (the “Employee”), to amend certain provisions of the Employment Agreement (the “Agreement”), dated February 1, 2004, between Employee and Zynex Medical, Inc., as such Agreement was amended by the amendment dated January 1, 2005.

1.           The Agreement is hereby amended to add Zynex, Inc. as a party.  All references to “Employer” contained in the Agreement shall refer to Zynex Medical, Inc. and Zynex, Inc. collectively.

2.    Section (1) of the Agreement is hereby amended and restated in its entirety as follows:

1.    Term.  Subject to the terms of this Section 1 and Sections 7, 8 and 9, this Agreement shall commence on February 1, 2004 and expire on the earlier of the Employee’s death, resignation, or December 31, 2009 (the date on which this Agreement shall expire, as such date may be extended in accordance with the terms of this Section 1 is hereinafter referred to as the "Expiration Date").  Subject to the terms of Sections 7, 8 and 9, unless either party gives written notice to the other of its desire to terminate this Agreement at least thirty days prior to the then current Expiration Date or Extended Period (the "Termination Notification Date"), this Agreement will be automatically extended for further period(s) of one year from the then current Expiration Date (the "Extended Period") on the same terms and conditions as herein set forth.  Except when the contrary is indicated, the phrase "the term of this Agreement" shall henceforth be deemed to include the Extended Period.

3.           Section (4) of the Agreement is hereby amended and restated in its entirety as follows:

4.     Compensation.

a.           Commencing July 1, 2009, the Employer shall pay to the Employee for the loyal and consistent services provided to it hereunder a fee at the rate of $24,000 per month.  The Employee’s compensation shall be reviewed at least annually for appropriate adjustments at the end of each year as determined by the Board of Directors of Zynex, Inc. (the “Board”).

b.           Employee shall also receive after the end of each quarter during the term of this Agreement, bonus compensation based on exceeding cash collections and EBITDA amounts as shown in the budget of Zynex, Inc. that has been accepted by the Board for the applicable period as follows:

Cash Collections Meeting Budgeted Amounts for Quarter	Bonus
Less than 100%	$0
at or >100%	$20,000

EBITDA Meeting Budgeted Amounts for Quarter	Bonus
Less than 100%	$0
at or >100%	$20,000

c.           The Board may include or exclude amounts from cash collections or EBITDA for purposes of calculating the bonus if the Board deems such amounts to be unusual or infrequent.

d.           If the Employee has been disabled for a period of at least three months during which period he was disabled for 30 consecutive days, the Employer may elect, upon notice to the Employee, to pay the Employee one-third of the base compensation the Employee would otherwise be entitled to pursuant to Section 4(a) for the relevant quarter and shall thereupon have no further compensation obligations under this Section 4 or under any provisions for reimbursement of expenses.  Disability shall mean the Employee's inability, due to sickness or injury, to perform effectively his duties hereunder.

e.           If Employee is terminated or the Employer notifies the Employee in respect of his disability, incentive compensation in respect of the fiscal quarter of such termination or in which such notice is given shall be paid an amount equal to the product of the incentive compensation to which he would otherwise be entitled, multiplied by a fraction having a numerator equal to the number of days in such quarter preceding the date of termination and a denominator equal to 90; provided that the Employee shall not be entitled to any unpaid incentive compensation amounts if Employee is terminated pursuant to Section 6 below.

4.           The paragraph below is hereby added as new Section 10 and the existing Section 10 and subsequent Sections are hereby re-numbered accordingly:

10.         Inventions.  The Employee hereby sells, transfers and assigns to the Employer or to any person, or entity designated by the Employer, all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, or in whole or in part, during or before the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Employer or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Employer or any subsidiary.  The Employee shall communicate promptly and disclose to the Employer, in such form as the Employer requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Employee shall execute and deliver to the Employer such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Employer or any person or entity designated by the Employer to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon.  Any invention by the Employee within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by the Employee to have been first conceived and made following such termination.

Except as expressly modified by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and shall not be altered by this Amendment.

The undersigned have executed this Amendment effective as of July 1, 2009.

Zynex, Inc.

/s/ Thomas Sandgaard
By: Thomas Sandgaard
Its: CEO

Zynex Medical, Inc.

/s/ Thomas Sandgaard
By: Thomas Sandgaard
Its: CEO

Thomas Sandgaard

/s/ Thomas Sandgaard